CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report, dated February 26, 2010, on the financial statements and financial highlights of the Global Real Estate Investments Fund, in the Post-Effective Amendment Number 1 to the Registration Statement (Form N-2, No. 333-160919), as filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 21, 2011